Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Jeffrey Weir – Sloane & Company
	408-519-9677	212-446-1878
	dnueman@tivo.com	jweir@sloanepr.com

TIVO ANNOUNCES RESULTS FOR FIRST QUARTER ENDED APRIL 30, 2007

•	Net income was $835 thousand in the first quarter, compared to a net loss of ($10.7) million in the year-ago quarter

•	Adjusted EBITDA was $6.7 million in the first quarter, compared to a loss of ($6.9) million in the year-ago quarter

•	Service and Technology revenues were $58.1 million in the first quarter

•	TiVo Service on Comcast to first be launched in Boston and other parts of the New England Division

•	Announced significant deal with Seven, Australia’s leading broadcaster

•	Amazon Unbox on the TiVo Service successfully launched

•	Launched Impactful “My TiVo Gets Me” marketing campaign

•	Unveiled Universal Swivel Search on the TiVo Service—the first TV-centric on-screen search tool for broadcast, cable and broadband content

ALVISO, Calif. – May 30, 2007 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the first quarter ended April 30, 2007.

Tom Rogers, CEO of TiVo said, “This quarter was all about steady progress across many areas of our business. What is very exciting to note is that this was a period where we continued to develop and bring to market additional key features that further position and differentiate TiVo from generic DVR alternatives. We improved our financial profile by posting both positive Adjusted EBITDA and net income. We solidified our standing as the only DVR platform with a comprehensive advertising solution. We made significant progress in our mass distribution strategy with our Comcast related efforts and we are very excited that Comcast indicated the Boston area as the first market for the product. Our advertising sales business had a solid quarter with revenues up nicely on a year-over-year basis. And, through the successful launch of Amazon Unbox on TiVo, which now has about 10,000 titles available to TiVo subscribers, we ushered in a new era of delivering premium broadband content directly to the television set.”

For the first quarter, TiVo reported net income of $835 thousand and net income per share of $0.01, compared to a net loss of ($10.7) million, or ($0.13) per share, for the first quarter of last year. Adjusted EBITDA was $6.7 million, compared to an Adjusted EBITDA loss of ($6.9) million in the year-ago period. Service revenues were $54.2 million, compared to the year ago quarter when service revenues were $47.0 million. Service and technology revenues were $58.1 million, compared with $55.0 million for the same period last year. Technology revenues were $3.9 million. In the year-ago period technology revenues were $8.1 million which included $4.6 million of recognized technology revenues in connection with TiVo’s Comcast development work done during fiscal year 2006.

Mr. Rogers continued, “There are a number of compelling opportunities over the course of this year that we expect to help accelerate our business, including the roll out of our service with Comcast and then later in the year, the Cox equivalent product, driving TiVo-Owned subscriptions through our new marketing campaign, introducing a lower priced HD box later this year, and continuing to make substantial progress on the patent litigation front. We believe our Company is in strong financial shape and that our business model is poised to bring about substantial future growth.”

“In terms of our overall strategy, we are focused on driving our distribution, both through increased TiVo-Owned subscriptions and through significant partnerships. To accomplish this strategy, we must continue to differentiate TiVo in ways that better connect viewers with when, where, and how they get their television. In doing so, we expect our advertising business to grow with the number of subscriptions as well as the number of advertisers that are adopting TiVo advertising solutions,” Mr. Rogers said.

A broadband-enabled TiVo gives a viewer a substantial increase in the number of television choices and a whole new level of control over the television experience. Unique features introduced in the last three months include:

•

Amazon Unbox on TiVo: Provides TiVo subscribers with the ability to rent and purchase movies and television shows from leading studios and networks including Fox Entertainment Group, Paramount Pictures, Universal Studios Home Entertainment, Warner Bros. Entertainment, Lionsgate, CBS and Sony Pictures, and deliver them directly to the television. Amazon Unbox currently has about 10,000 titles and early results from this offering have been positive.

•	Universal Swivel Search: The first truly TV-centric on-screen search tool, allowing subscribers to explore and discover broadcast, cable and broadband content in one easy-to-use experience.

•

TiVo Home Movie Sharing: In conjunction with One True Media, TiVo empowers its subscribers to share home movies directly through the TiVo service, as seen in one of TiVo’s television spots, where “grandma wipes away her tears with a TiVo antenna as she watches a home movie of her grandson.” This is an example of a way a non-technical audience connects to TiVo’s differentiated features.

•	TiVo Mobile from Verizon Wireless: Allows subscribers to see what’s scheduled to be on TV, and schedule TiVo recordings from almost anywhere.

In the next two months, TiVo expects to introduce a number of additional differentiated features, which will further set the TiVo service apart from the competition.

TiVo-Owned subscription gross additions for the first quarter were 57,000, compared to 91,000 gross additions for the year-ago period. Overall, TiVo-Owned subscriptions increased slightly to 1.7 million from 1.5 million in the year ago-period. As expected, TiVo reported a net decline in

DIRECTV TiVo subscriptions during the period as DIRECTV is no longer deploying new TiVo boxes. Cumulative total subscriptions as of January 31, 2007 were 4.3 million. Additionally, the monthly churn rate was 1.1% compared to 0.9% in the year-ago period and down from 1.2% in the prior quarter.

Mr. Rogers continued, “Last quarter, we outlined five new growth engines we believed would drive measurable success in fiscal year 2008. During the first quarter, we achieved a number of milestones against each of these growth engines. Following are some highlights:

•

First, we introduced additional broadband content initiatives. Underscoring our market leadership in this area is the successful launch of Amazon Unbox on TiVo, where we are taking premium, full-length content and delivering it directly to the TV in a simple, elegant and easy to use way for consumers.

•

Second, our mass distribution strategy took a major step forward, as the trials are progressing well and Comcast indicated that Boston and other parts of the New England Division will be the first market for the product. We also announced a long-term, strategic partnership with Seven of Australia, to market and distribute TiVo products and services in Australia and New Zealand. This deal will give access to the TiVo service to nearly 20 million Australians who watch free-to-air television every week. This is TiVo’s first deal around the DVB-T digital television standard, a television standard which is currently used in more than 30 countries.

•

Third, we continue to make progress toward a lower-priced, mass appeal High Definition unit, which is expected to be available later this year and will complement the important role that TiVo is playing in working with retailers to offer High Definition products and services to consumers.

•

Fourth, we launched our advertising campaign in early May after the first quarter ended, which is intended to educate the marketplace on the unique and distinct elements of the TiVo service and highlight TiVo’s advantage over generic DVRs. This campaign is focused on branding versus direct response, so we anticipate the campaign will build momentum over time. We are carefully monitoring the effectiveness of this campaign.

•

Fifth, we are reducing hardware subsidies and moving toward an advertising-centric approach that we believe will positively affect our financial profile in the future. To that end, we are beginning to see the impact of this shift materialize, as we delivered better than expected Adjusted EBITDA performance for the quarter, which has positioned us well to meet our objective of getting closer to Adjusted EBITDA break-even for fiscal year 2008, assuming gross subscription addition levels similar to those achieved in fiscal year 2007.

In addition to these five growth engines, we continue to see progress on the advertising front, with ratings data in DVR households taking hold as an important measurement tool for advertising by the multi-billion dollar television industry. We believe our data is increasingly becoming an important element in the evaluation of advertising purchases. To that end, during this

last quarter, IPG and Starcom purchased subscriptions to our Stop||Watch Ratings service, providing them with syndicated second-by-second, time-shift, program, and commercial DVR ratings data.

On the litigation front, our case against EchoStar is progressing and we are moving closer to resolution at the Federal Circuit of Appeals. EchoStar has filed its appellate brief and we filed our response brief today. Recently, AT&T attempted to file an amicus brief on behalf of EchoStar which was denied by the Federal Circuit. We remain confident in our position and look for the Federal Circuit to rule soon.

Our results this quarter are an indication of the growing momentum we are seeing in terms of our overall financial profile. This, along with our advertising campaign, the new features that we have introduced and will continue to introduce, and the mass distribution opportunities we have with Comcast and Cox, we believe will make fiscal 2008 a year where we can build significant value for TiVo.”

Management Provides Financial Guidance

Steve Sordello, CFO of TiVo, said, “It is TiVo’s goal to continue to invest for long-term growth, while improving bottom-line performance. To that end, we are investing aggressively in our product and are transitioning from extensive hardware subsidies to a more advertising driven marketing approach. We are pleased we are seeing the results of this approach this past quarter, as we were profitable on a net income and Adjusted EBITDA basis.”

For the second quarter of fiscal 2008, TiVo anticipates service and technology revenues in the range of $57 million to $59 million, a net loss in the range of $5 million to $8 million, and an Adjusted EBITDA in the range of a loss of $3 million to breakeven.

This financial guidance is based on information available to management as of May 30, 2007. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 30, 2007. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the Webcast or dial (800) 289-0533 (no password is required). The Webcast will be archived and available through June 6, 2007 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 2950964.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way. ®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, ‘TiVo, TV your way.’ Season Pass, Stop||Watch, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2007 TiVo Inc. All rights reserved

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future profitability and financial guidance, TiVo’s ability to get closer to Adjusted EBITDA break-even for fiscal year 2008, distribution of the TiVo service with Comcast, Cox and Seven, growth and innovation in TiVo’s advertising and audience research measurement business, future availability of a lower-priced high definition DVR model, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended April 30,
	2007	2006
Service revenues	$54,155	$46,951
Technology revenues	3,932	8,083
Hardware revenues	2,293	1,719

Net revenues	60,380	56,753

Cost of service revenues (1)	10,155	10,435
Cost of technology revenues (1)	3,507	7,366
Cost of hardware revenues	10,648	15,146

Gross margin	36,070	23,806

Research and development (1)	14,245	12,861
Sales and marketing (1)	5,303	4,847
Sales and marketing, subscription acquisition costs	5,790	2,783
General and administrative (1)	11,222	15,059

Loss from operations	(490)	(11,744)

Interest and other income (expense), net	1,333	1,059
Provision for taxes	(8)	(19)

Net income (loss)	$835	$(10,704)

Net income (loss) per common share—basic and diluted	$0.01	$(0.13)

Weighted average common shares used to calculate basic net income (loss) per share	96,829	85,134

Weighted average common shares used to calculate diluted net income (loss) per share	98,047	85,134

(1)	Includes stock-based compensation expense as follows:

Cost of service revenues	$157	$94
Cost of technology revenues	463	203
Research and development	1,628	1,118
Sales and marketing	476	340
General and administrative	1,916	1,332

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	April 30, 2007	January 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$101,784	$128,765
Accounts receivable	18,158	20,641
Inventories	29,961	29,980
Prepaid expenses and other, current	2,500	3,071

Total current assets	152,403	182,457
LONG-TERM ASSETS
Property and equipment, net	11,453	11,706
Purchased technology, capitalized software, and intangible assets, net	15,957	16,769
Prepaid expenses and other, long-term	968	1,018

Total long-term assets	28,378	29,493

Total assets	$180,781	$211,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$15,138	$37,127
Accrued liabilities	29,797	36,542
Deferred revenue, current	62,393	64,872

Total current liabilities	107,328	138,541
LONG-TERM LIABILITIES
Deferred revenue, long-term	48,800	54,851
Deferred rent and other	1,415	1,562

Total long-term liabilities	50,215	56,413

Total liabilities	157,543	194,954
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000
Issued and outstanding shares—none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000

Issued shares are 97,562,699 and 97,311,986, respectively and outstanding shares are 97,468,288 and 97,231,483, respectively	98	97
Additional paid-in capital	764,805	759,314
Accumulated deficit	(741,010)	(741,845)
Less: Treasury stock, at cost—94,411 and 80,503 shares, respectively	(655)	(570)

Total stockholders’ equity	23,238	16,996

Total liabilities and stockholders’ equity	$180,781	$211,950

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended April 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$835	$(10,704)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	2,620	1,730
Stock-based compensation expense	4,640	3,087
Changes in assets and liabilities:
Accounts receivable, net	2,483	1,039
Inventories	19	(2,237)
Prepaid expenses and other	621	4,952
Accounts payable	(22,009)	4,048
Accrued liabilities	(6,745)	(13,901)
Deferred revenue	(8,530)	(2,516)
Deferred rent and other long-term liabilities	(147)	352

Net cash used in operating activities	$(26,213)	$(14,150)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(3,037)	(28)
Acquisition of capitalized software and intangibles	(375)	—
Acquisition of property and equipment	(1,160)	(1,436)

Net cash used in investing activities	$(4,572)	$(1,464)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	852	3,724
Treasury Stock—repurchase of stock for tax withholding	(85)	—

Net cash provided by financing activities	$767	$3,724

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(30,018)	$(11,890)

TIVO INC.

OTHER DATA

	Three Months Ended April 30,
	2007	2006
Net income (loss)	$835	$(10,704)
Add back:
Depreciation & amortization	2,620	1,730
Interest income & expense	(1,400)	(1,060)
Provision for income tax	8	19

EBITDA	2,063	(10,015)
Stock-based compensation	4,640	3,087

Adjusted EBITDA	$6,703	$(6,928)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. TiVo’s EBITDA and Adjusted EBITDA results are calculated by adjusting GAAP net income to exclude the effects of items that management believes are not directly related to the underlying performance of TiVo’s core business operations. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to compare our core operating results over multiple periods. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

(Subscriptions in thousands)	Three Months Ended April 30,
	2007	2006
TiVo-Owned Subscription Gross Additions	57	91

Subscription Net Additions:
TiVo-Owned	1	51
DIRECTV	(103)	2

Total Subscription Net Additions	(102)	53

Cumulative Subscriptions:
TiVo-Owned	1,727	1,542
DIRECTV	2,615	2,875

Total Cumulative Subscriptions	4,342	4,417

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	59%	52%

Included in the 4,342,000 subscriptions are approximately 179,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA—KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2007	2006
	(In thousands)
Average TiVo-Owned subscriptions	1,729	1,520
TiVo-Owned subscription cancellations	(56)	(40)
Number of Months	3	3

TiVo-Owned Churn Rate per month	-1.1%	-0.9%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2007	2006	2007	2006
Subscription Acquisition Costs	(In thousands, except SAC)		(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$5,790	$2,783	$23,774	$18,081
Hardware revenues	$(2,293)	$(1,719)	$(42,162)	$(21,951)
Cost of hardware revenues	$10,648	$15,146	$107,714	$86,321

Total Acquisition Costs	14,145	16,210	89,326	82,451

TiVo-Owned Subscription Gross Additions	57	91	395	481

Subscription Acquisition Costs (SAC)	$248	$178	$226	$171

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. Previously, we defined total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). This previous measure included fixed costs not directly associated with subscription acquisitions such as headcount related expense, like stock based compensation; certain marketing expenses that are not directly associated with subscription acquisitions; certain operating expenses more directly related to our advertising sales business; and overhead allocations. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net hardware revenues (defined as gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus cost of hardware revenues. The new sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion related expenses directly related to subscription acquisition activities. All prior period SAC calculations have been revised to conform to the current period calculation. We do not include third parties subscription gross additions, such as DIRECTV gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

TiVo-Owned Average Revenue per Subscription	Three Months Ended April 30,
	2007	2006
	(In thousands, except ARPU)
Service and Technology revenues	$58,087	$55,034
Less: Technology revenues	(3,932)	(8,083)

Total Service revenues	54,155	46,951
Less: DIRECTV-related service revenues	(7,160)	(8,009)

TiVo-Owned-related service revenues	46,995	38,942
Average TiVo-Owned revenues per month	15,665	12,981
Average TiVo-Owned per month subscriptions	1,729	1,520

TiVo-Owned ARPU per month	$9.06	$8.54

DIRECTV Average Revenue per Subscription	Three Months Ended April 30,
	2007	2006
	(In thousands, except ARPU)
Service and Technology revenues	$58,087	$55,034
Less: Technology revenues	(3,932)	(8,083)

Total Service revenues	54,155	46,951
Less: TiVo-Owned-related service revenues	(46,995)	(38,942)

DIRECTV-related service revenues	7,160	8,009
Average DIRECTV revenues per month	2,387	2,670
Average DIRECTV per month subscriptions	2,668	2,881

DIRECTV ARPU per month	$0.89	$0.93

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation and reconciles ARPU for TiVo-Owned subscriptions to our reported net service and technology revenues.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported net service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period. The above table shows this calculation and reconciles ARPU for DIRECTV subscriptions to net service and technology revenues.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV. As a result, our DIRECTV ARPU decreased relative to the same period last year.